Exhibit 99.2

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Closing of Follow-On Offering and Exercise of Option to

Purchase Additional Shares

FRANKLIN, Tenn. – May 21, 2012 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (the “Company”) today announced the closing of its previously announced registered follow-on offering of 8,250,000 shares of its common stock at a public offering price of $15.50 per share. Prior to closing, the underwriters exercised in full their option to purchase an additional 1,237,500 shares of common stock from the Company. As a result, the total offering size was 9,487,500 shares of common stock.

Acadia received approximately $139 million in net proceeds from the offering, after deducting underwriting discounts and commissions and estimated expenses of the offering. Acadia expects to use the net proceeds from this offering principally to fund its acquisition strategy. The Company plans to use the net proceeds for general corporate purposes to the extent not used for acquisitions.

Citigroup, BofA Merrill Lynch and Jefferies & Company, Inc. acted as joint bookrunners for the offering, and Raymond James & Associates, Inc., RBC Capital Markets, LLC and Avondale Partners, LLC acted as co-managers. The offering was made only by means of a written prospectus, copies of which may be obtained by contacting: Citigroup, Attention: Prospectus Department, Brooklyn Army Terminal, 140 East 58th Street, 8th Floor, Brooklyn, NY 11220 or telephone: (800) 831-9146 or email: BATProspectusdept@citi.com; BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080 or email: dg.prospectus_requests@baml.com; or from Jefferies & Company, Inc., 520 Madison Ave., 12th Floor, New York, NY 10022, Attn: Equity Syndicate Prospectus Department or telephone (877) 547-6340 or email Prospectus_Department@Jefferies.com. A registration statement relating to these shares of common stock of the Company was declared effective by the Securities and Exchange Commission (the “SEC”) on May 15, 2012. The final prospectus may also be obtained on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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ACHC Announces Closing of Follow-On Offering and Exercise of Option to Purchase Additional Shares

May 21, 2012

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and Acadia’s future results could differ significantly from those expressed or implied by the forward-looking statements.

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 33 behavioral health facilities with approximately 2,150 licensed beds in 19 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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